                                                                       Exhibit 1

        TERRA NITROGEN COMPANY, L.P. DISCONTINUES ACCOUNTS RECEIVABLE
                            SECURITIZATION FACILITY
         AND ANNOUNCES EXPECTATION OF NO CASH DISTRIBUTION DURING 1999

Sioux City, Iowa (June 9, 1999) -- Terra Nitrogen Company, L.P. (TNCLP) (NYSE:TNH) has announced that its participation in an accounts receivable securitization facility will not be renewed beyond its current three-year term ending August 20, 1999. The facility was made possible through Terra Industries Inc. (Terra), general partner of TNCLP, who has indicated it will not extend the arrangement's term. Terra's sale of its Distribution business, expected to close on June 30, 1999, will result in a significant reduction in eligible accounts receivable, eliminating the availability of the program.

In 1996, when TNCLP entered into the accounts receivable securitization program, unitholders received cash distributions of $0.61 per limited partnership unit in connection with cash flows generated under the facility. Upon termination of the facility, TNCLP will be required to repurchase previously securitized accounts receivable, which will reduce future cash distributions.

As a result of cash needs to repurchase accounts receivable and lower nitrogen prices than in 1998, TNCLP management believes it is unlikely the partnership will generate any Available Cash for distributions to unitholders during 1999.

TNCLP is one of the largest U.S. manufacturers and marketers of nitrogen fertilizer products.

                                  #    #    #

Note: Terra Nitrogen's news releases are available by fax at no charge by calling 800-758-5804, code 106067.

This news release contains forward-looking statements. Such statements involve risks and uncertainties and should be considered along with the factors affecting our business as discussed on pages 5 and 6 in the 1998 annual report to unitholders.